CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights", "Disclosure of Portfolio Holdings", "Additional Information About the Fund" and "Financial Statements" in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 61 to the Registration Statement (No. 2-34277) being filed under the Securities Act of 1933 on Form N-1A (Amendment No. 41 under the Investment Company Act of 1940) by Stralem Fund and to the incorporation by reference therein of our report dated December 13, 2011 with respect to the financial statements and condensed financial information of Stralem Equity Fund included in its Annual Report (Form N-CSR) for the year ended October 31, 2011, filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
February 28, 2012